U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             SEC File No.: 000-27337

                                   Form 12b-25
                           Notification of Late Filing
                                  (Check One):
                   [ ] Form 10-KSB [ ] Form 11-K [ ] Form 20-F
                        [ X ] Form 10-QSB [ ] Form N-SAR

                      For Period Ended: September 30, 2001

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Nothing  in this  Form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates: N/A


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Part I-Registration Information
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Full Name of Registrant: Max Development, Inc.
Former Name if Applicable: N/A

6025 South Quebec Street, Suite 150
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Address of Principal Executive Office (Street and Number)

Englewood, Colorado 80111
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City, State and Zip Code


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Part II-Rules 12b-25 (b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

    [X]       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
    [X]       (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth  calendar day following the prescribed due date: or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date and;
    [X]       (c) The  accountant's  statement or other  exhibit  required by
                  Rule 12-b-25 (c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable  detail the reasons why the form 10-KSB,  11-K,  20-K,
10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

The accountants have only recently completed the accruals and adjustments necessary for the financial statements. Because of the delay in completing these adjustments, the Registrant does not have sufficient time to meet filing requirements for Form 10-QSB and to complete the financial/accounting requirements by the due date.

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Part IV-Other Information
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification.

     Sam Cordovano                  (303)                   329-0220
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         (Name)                   (Area Code)            Telephone Number

(2) Have all other periodic reports required under section 30 of the Securities Exchange Act of 1934 or section 30 of Investment Company Act of 1940 during the proceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [ X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X ] No If so: attach an explanation of the anticipated change both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

MAX DEVELOPMENT, INC., has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 15, 2001                        By:   /s/ David C. Olson
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                                                      David C. Olson
                                                      President